SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Life Biomedical, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

LIFECORE BIOMEDICAL, INC.
3515 Lyman Boulevard
Chaska, MN 55318
(952) 368-4300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 15, 2001

     Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., (the “Company”), will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55402 on Thursday, November 15, 2001 at 3:30 p.m., local time, for the following purposes:

1.	To elect two (2) directors to hold a three-year term.

2.	To ratify and approve the appointment of Grant Thornton LLP as independent certified public accountants of the Company for the current fiscal year ending June 30, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on September 24, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ James W. Bracke
James W. Bracke, President, CEO and Secretary

Minneapolis, Minnesota
October 5, 2001

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE
ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS
WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY
DESIRE.

Lifecore Biomedical, Inc.

PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Lifecore Biomedical, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 3:30 p.m. on November 15, 2001, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, facsimile or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company’s principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 10, 2001.

     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted as indicated in such proxy. If no direction is made, the proxy will be voted for the election of the nominees for director and for the other proposal set forth in this Proxy Statement.

     The total number of shares of stock outstanding and entitled to vote at the meeting as of September 24, 2001 consisted of 12,748,724 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 24, 2001 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

     Each item of business properly presented at a meeting of the Company’s shareholders (other than amendments to the Company’s Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and will be used to determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSALS FOR NEXT ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders to include proposals for shareholder action in the Company’s proxy statement if notification of such proposals are received by the Company not less than 120 days in advance of the calendar date the Company’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. The proxy materials for the 2002 Annual Meeting are expected to be mailed on or about October 9, 2002. Therefore, notice of shareholder proposals to be included in the proxy statement for the Company’s Annual Meeting for fiscal year ending June 30, 2002 must be received by the Company before May 11, 2002. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

     The Company’s Bylaws also provide that shareholders may present proposals for shareholder action, which will not be included in the Company’s proxy statement but may be considered at the annual meeting, by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the annual meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company’s Annual Meeting for the fiscal year ending June 30, 2002 is expected to be held on or about November 14, 2002.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information provided to the Company as to the beneficial ownership of the Company’s common stock as of August 31, 2001 by (i) all persons known by the Company to be the beneficial owner of more than 5% of such stock; (ii) each of the directors of the Company; (iii) each executive officer named in the table on page 9; and (iv) all officers and directors as a group.

Name and Address of	Amount Beneficially		Percent of
Beneficial Owner	Owned (1)		Class

Heartland Advisors, Inc.

789 North Water Street

Milwaukee, WI 53202	1,684,500	(2)	13.2%

Putnam Investments

One Post Office Square

Boston, MA 02109	776,835	(3)	6.1%

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933	752,524	(4)	5.9%

Fleet Boston Financial Corporation

100 Federal Street

Boston, MA 02110	664,620	(5)	5.2%

The Vertical Group, L.P.

18 Bank Street

Summitt, NJ 07901	656,500	(6)	5.1%

Dennis J. Allingham	109,600	(7)	*

James W. Bracke, Ph.D.	838,214	(8)	6.2%

Orwin L. Carter, Ph.D.	65,000	(9)	*

Andre P. Decarie	—		*

Joan L. Gardner	63,801	(10)	*

Thomas H. Garrett	52,000	(11)	*

John C. Heinmiller	56,001	(12)	*

Brian J. Kane	109,070	(13)	*

Colleen M. Olson	127,713	(14)	1.0%

Richard W. Perkins	135,500	(15)	1.0%

Directors/Officers as a group (10 persons)	1,556,899	(16)	11.0%

*	Less than 1%

(1)	Unless otherwise indicated, ownership is direct and the person has full voting and investment power.

(2)	Based upon the content of a statement dated December 31, 2000 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(3)	Based upon the content of a statement dated February 8, 2000 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(4)	Based upon the content of a statement dated September 11, 1998 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(5)	Based upon the content of a statement dated December 31, 2000 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(6)	Based upon the content of a statement dated December 29, 2000 pursuant to Section 13(d) of the Securities Exchange Act of 1934.

(7)	Includes 109,500 shares which Mr. Allingham has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(8)	Includes 47,611 shares held jointly by Dr. Bracke and his wife and 790,603 shares which Dr. Bracke has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(9)	Includes 48,000 shares which Dr. Carter has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(10)	Includes 5,000 shares held by a partnership in which Ms. Gardner is a partner and 54,801 shares which Ms. Gardner has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(11)	Includes 52,000 shares which Mr. Garrett has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(12)	Includes 54,001 shares which Mr. Heinmiller has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(13)	Includes 105,550 shares which Mr. Kane has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(14)	Includes 108,550 shares which Ms. Olson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(15)	Includes 55,500 shares held by various trusts of which Mr. Perkins is the sole trustee, 6,000 shares held by a foundation created by Mr. Perkins and 74,000 shares which Mr. Perkins has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

(16)	Includes 1,397,005 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of August 31, 2001.

ELECTION OF DIRECTORS

     Two directors will be elected to a three-year term at the Annual Meeting. Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote. Presently, there is one director in one class, two directors in a second class and three directors in a third class.

     Management has nominated for election the persons named below. The nominees are currently directors of the Company and have consented to being named as nominees. The election of the nominees requires the approval of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting. It is intended that proxies will be voted for such nominees. The Company believes that the nominees named below will be able to serve but, should the nominees be unable to serve as directors, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as management may propose. The names and ages of the directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors. The Board of Directors recommends that the shareholders vote “FOR” the election of the nominees listed below, and the enclosed proxy will be so voted unless a contrary vote is indicated.

		Director
Name and Age	Principal Occupation	Since

To be nominated for election for a three-year term:

Richard W. Perkins (70)	President and CEO, Perkins Capital

	Management, Inc.	1983

John C. Heinmiller (47)	Vice President, Finance and CFO,

	St. Jude Medical, Inc.	1994

The directors whose term of office will expire in 2002:

James W. Bracke, Ph.D. (54)	President, CEO and Secretary of the Company	1983

Joan L. Gardner (56)	Community Volunteer	1992

Thomas H. Garrett (56)	Business Consultant	1996

The director whose term of office will expire in 2003:

Orwin L. Carter, Ph.D. (59)	Business Consultant	1989

Other Information Regarding the Board

     Dr. Bracke was appointed President and Chief Executive Officer and a director in August 1983 and Secretary in March 1995. He joined the Company in February 1981 as Senior Research Scientist.

     Ms. Gardner has had a career in community service. She is currently serving on the Board of Children’s Health Care and serves as Chairperson of its Quality Committee. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children’s Hospital Incorporated and served on the board of the National Association of Children’s Hospitals and Related Institutes and chaired its Education Council. Ms. Gardner has been a director of the Company since November 1992 and currently serves on the Audit and Compensation Committees.

     Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of St. Jude Medical, Inc. and Check Technology Corporation. He has been a director of the Company since July 1996 and currently serves on the Compensation Committee.

     Dr. Carter is a self-employed business consultant. From April 1996 to May 1999, he was Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman from September 1994 to March 1995. Dr. Carter is a director of Theragenics Corporation. He has been a director of the Company since 1989 and currently serves as Chairman of the Nominating Committee and serves on the Audit Committee.

     Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment firm, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Bio-Vascular, Inc., CNS, Inc., PW Eagle, Inc., iNTELEFILM Corp., Nortech Systems, Inc., Paper Warehouse, Inc., Quantech, Ltd., and Vital Images, Inc. He has been a director of the Company since 1983 and currently is the Chairman of the Compensation Committee.

     Mr. Heinmiller is currently Vice President, Finance and Chief Financial Officer of St. Jude Medical, Inc., a medical products company. From May 1998 to September 1998 he was Vice President — Business Development of St. Jude Medical, Inc. From June 1997 to April 1998 he was President of F3 Corporation, an asset management company. From March 1995 to May 1997 he was Vice President-Administration of Daig Corporation, a medical products company. He was Vice President of Finance and Chief Financial Officer of the Lifecore Biomedical, Inc. from October 1991 to February 1995. Mr. Heinmiller is also a director of Arctic Cat, Inc. He has been a director of the Company since November 1994 and currently serves as Chairman of the Audit Committee and serves on the Nominating Committee.

     Committees. Mr. Heinmiller (Chairman), Mr. Carter and Ms. Gardner serve as members of the Audit Committee of the Board of Directors. The Audit Committee met two times in person and three times by phone in fiscal 2001. Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures, and considers management’s response to those comments. Mr. Perkins (Chairman), Ms. Gardner and Mr. Garrett serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee met once in fiscal 2001. Dr. Carter (Chairman) and Mr. Heinmiller currently serve as members of the Nominating Committee of the Board of Directors. The Nominating Committee will accept nominations from any shareholder entitled to vote in the election of directors. Nominations by shareholders must be submitted in accordance with the procedures for submission of shareholder proposals described on page 2 of this Proxy Statement. The Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Nominating Committee met once in fiscal 2001.

     Meetings. During fiscal 2001 the Board of Directors met eight times. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served.

     Remuneration of Directors. Directors who are not officers of the Company receive a fee of $500 per month and $1,000 for each meeting attended, up to a maximum of $12,000 in compensation for each fiscal year.

     The 1996 Stock Plan (the “1996 Plan”) provides for the automatic granting of options to non-employee directors upon election or re-election by the Board or shareholders (provided that the Board may adjust the option granted to any person who has received a stock option from the Company in the preceding three years.) Each option covers 30,000 shares, vesting over a three-year period. Non-employee directors are also eligible for additional option grants under the 1996 Plan. Pursuant to the automatic grant feature of the 1996 Plan, Mr. Carter was granted an option to purchase 30,000 shares, vesting over a three-year period. The options were granted on November 15, 2000 at a purchase price of $7.19 per share.

     In addition to the automatic grants discussed above, on September 28, 2000, the Board of Directors granted options to each director, according to a formula. The exercise price of the options is $7.81 per share, with one-third of the options vesting on the date of grant and one-third vesting on each of the first and second anniversaries of the grant. Mr. Carter was granted 12,000 shares, Ms. Gardner was granted 18,700 shares, Mr. Garrett was granted 18,000 shares, Mr. Heinmiller was granted 16,000 shares and Mr. Perkins was granted 21,000 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and each of the Company’s other executive officers whose cash compensation exceeded $100,000, based on salary and bonus earned during fiscal 2001.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual Compensation
	Fiscal			Stock
Name and Principal Position	Year	Salary	Bonus	Options (1)

James W. Bracke	2001	$293,150	$35,178	227,405

President and Chief	2000	290,158	36,644	100,000

Executive Officer	1999	280,077	—	60,000

Dennis J. Allingham	2001	$186,550	$22,386	51,000

Executive Vice President, Chief	2000	184,645	22,319	50,000

Financial Officer and General	1999	178,231	—	40,000

Manager of the Hyaluronan

and Oral Restorative Divisions

Brian J. Kane	2001	$149,240	$17,909	39,450

Vice President of New Business	2000	147,717	18,655	15,000

Development	1999	142,584	—	25,000

Colleen M. Olson	2001	$134,320	$16,790	40,200

Vice President of Corporate	2000	132,948	16,118	25,000

Administrative Operations	1999	128,326	—	25,000

Andre P. Decarie (2)	2001	$81,615	$8,400	30,000

Vice President of Sales and

Marketing — ORD

(1)	Number of shares of common stock purchasable under option grants.

(2)	Salary and bonus from the period of December 20, 2000 to June 30, 2001.

     Employment and Severance Agreements. Dr. James W. Bracke, the President, Chief Executive Officer, Secretary and a Director of the Company, entered into an Employment Agreement with the Company dated June 1, 1991, as most recently amended on November 14, 1996, which provides for a term of employment through November 14, 2001, with automatic renewal options for successive one-year periods. Dr. Bracke’s Employment Agreement prohibits him from competing with the Company for three years after termination of employment and contains customary confidential disclosure provisions. The Agreement provides for a severance payment equal to 300% of Dr. Bracke’s base salary paid during the year preceding a termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Dr. Bracke’s base salary is currently $293,150 per year and, accordingly, in the event the severance provision of his Employment Agreement were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $879,450.

     Dennis J. Allingham, Executive Vice President, Chief Financial Officer and General Manager of the Hyaluronan and Oral Restorative Divisions, entered into an agreement with the Company dated February 7, 1996, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Allingham, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Allingham’s base salary is currently $186,550. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $186,550.

     Brian J. Kane, Vice President New Business Development, entered into an agreement with the Company dated January 24, 1986, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Kane, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Kane’s base salary is currently $149,240 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $149,240.

     Colleen M. Olson, Vice President of Corporate Administrative Operations, entered into an agreement with the Company dated September 11, 1984, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Ms. Olson, as an executive officer, a severance payment equal to 100% of her base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Ms. Olson’s base salary is currently $134,320 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay her approximately $134,320.

     Andre P. Decarie, Vice President of Sales and Marketing — ORD, entered into an agreement with the Company dated December 20, 2000, which contains customary confidential disclosure and non-compete provisions. The Board of Directors has authorized the Company to provide for Mr. Decarie, as an executive officer, a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. Decarie’s base salary is currently $140,000 per year. Therefore, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay her approximately $140,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the named executive officers, concerning stock options granted to those individuals during the last fiscal year:

		% of Total			Potential Realizable Value
		Options			at Assumed Annual Rates
		Granted			of Stock Price
		to	Exercise		Appreciation for Option
		Employees	or Base		Term (5)
	Options	in Last	Price Per	Expiration
Name	Granted	Year	Share (3)	Date (4)	5%	10%

James W. Bracke (1)	227,405	29.8%	$7.75	Aug. 17, 2010	$1,108,357	$2,808,794

Dennis J. Allingham (1)	51,000	6.7%	7.75	Aug. 17, 2010	248,571	629,927

Brian J. Kane (1)	39,450	5.2%	7.75	Aug. 17, 2010	192,277	487,267

Colleen M. Olson (1)	40,200	5.3%	7.75	Aug. 17, 2010	195,932	496,530

Andre P. Decarie (2)	30,000	3.9%	5.00	Dec. 20, 2010	94,334	239,061

(1)	Exercisable in cumulative installments of 33% per year with one-third of the options vesting on the date of grant and one-third vesting on each of the first and second anniversaries of the grant (August 17, 2000).

(2)	Exercisable in cumulative installments of 25% per year commencing one year from the date of grant (December 20, 2000), with full vesting occurring on the fourth anniversary date.

(3)	All options were granted at the market value of the Company’s common stock based upon the last reported price on the date preceding the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4)	All options have a ten-year term, subject to termination of employment.

(5)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to the named executives, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

					Value of Unexercised
	Shares		Number of Unexercised		in-the-Money Options at
	Acquired		Options at Year-End		Year-End (2)
	on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. Bracke	—	$—	790,603	200,802	$—	$—

Dennis J. Allingham	—	—	109,500	111,500	—	—

Brian J. Kane	7,500	16,410	105,550	56,900	5,625	—

Colleen M. Olson	—	—	108,550	64,650	5,625	—

Andre P. Decarie	—	—	—	30,000	—	—

(1)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2)	The closing price for the Company’s common stock on June 30, 2001 was $5.00. Value is calculated on the basis of the difference between the option exercise price and $5.00 multiplied by the number of shares of common stock underlying the options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors, currently consisting of Mr. Perkins (Chairman), Ms. Gardner and Mr. Garrett. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long-term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company’s stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board.

     Set forth below is a report submitted by Mr. Perkins, Ms. Gardner and Mr. Garrett in their capacity as the Board’s Compensation Committee (the “Committee”), addressing the Company’s compensation policies for fiscal 2001 as they affected the Company’s executive officers generally, and specifically as they affected Dr. Bracke, the Company’s Chief Executive Officer, and Messrs. Allingham, Decarie and Kane and Ms. Olson, the Company’s other executive officers whose cash compensation exceeded $100,000 during fiscal 2001 (collectively with Dr. Bracke, the “Named Executives”).

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Compensation Policies Toward Executive Officers

     The Company’s executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

Base Salaries. In determining the base salaries of each executive officer, the Company has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salaries of the Company’s executive officers did not change during fiscal year 2001. Dr. Bracke’s compensation is discussed below under “Chief Executive Officer Compensation.”

Stock Options. During fiscal 2001, the Company granted stock options to all of its executive officers, including Dr. Bracke. These options, which were granted in August 2000, allow Dr. Bracke, Mr. Allingham, Mr. Kane and Ms. Olson to purchase 227,405, 51,000, 39,450 and 40,200 shares, respectively, of the Company’s common stock, at $7.75 per share, the fair market value of the shares on the date of grant, exercisable in cumulative installments of 33% per year with one-third of the options vesting on the date of grant and one-third vesting on each of the first and second anniversaries of the grant (August 17, 2000). The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock option grants are intended to focus the Company’s officers and key employees on long-term Company performance to build shareholder value and provide significant earnings potential for the recipients. The vesting requirements for the stock options granted during fiscal 2001 are designed to direct the Company’s executives toward steady growth and to retain their services on a long-term basis. Upon beginning employment with the Company, Mr. Decarie was granted a stock option to purchase 30,000 shares at $5.00 per share, the fair market value of the shares on the date of grant, exercisable in cumulative installments of 25% per year commencing one year from the date of grant (December 20, 2000), with full vesting occurring on the fourth anniversary date.

Cash Bonuses. During the fiscal 2001, the Company achieved certain financial targets for revenues, which in turn qualified the Company’s executives for a cash bonus equal to 12% of their base salary. Similar bonuses were achieved in fiscal 2000. No other cash bonuses have been paid to any of the Company’s executive officers during the past five fiscal years.

     In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company’s 401(k) plan and its 1990 Employee Stock Purchase Savings Plan which allows the Company’s employees to purchase shares of the Company’s Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the beginning or ending date of each one-year phase of the Plan.

     There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The 1996 Stock Plan contains a limitation on the number of stock options that may be granted to any person in any fiscal year. This limitation is intended to preserve the Company’s federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan. Given the Company’s current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company’s compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

Chief Executive Officer Compensation

     The compensation of Dr. Bracke, the Company’s Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee, with approval of the Board of Directors. In determining the base salary, the Compensation Committee has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. Dr. Bracke’s salary remained at $293,150 in fiscal 2001. The Committee believes this level is competitive with other salaries of chief executive officers in the industry. Dr. Bracke also received a stock option to purchase 227,405 shares of the Company’s common stock in fiscal 2001. The options granted in fiscal 2001 were calculated under a formula applied to all employees which was equal to 1/3 of each employee’s outstanding options as of August 17, 2000. The exercise price of $7.75 is equal to the fair market value of the shares on the date of the grant. The option becomes exercisable in cumulative installments of 33% per year with one-third of the options vesting on the date of grant and one-third vesting on each of the first and second anniversaries of the grant (August 17, 2000). Dr. Bracke’s option grants in fiscal 2000 and 1999 covered 100,000 and 60,000 shares, respectively. The Committee believes these grants are comparable to opportunities that would be available elsewhere in the industry.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS:

Richard W. Perkins, Chairman

Thomas H. Garrett

Joan L. Gardner

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five years ended June 30, 2001 with the cumulative total return on: (i) the Nasdaq Stock Market Index (U.S. Companies) and (ii) the Media General SIC Code 384 Index — Medical Instruments and Supplies (the “SIC Code Index”). The comparison assumes that $100 was invested on June 30, 1996 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	6/30/96	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01

Lifecore	$100.00	$64.71	$77.65	$54.12	$37.06	$23.53

Nasdaq U.S. Companies	100.00	120.46	159.68	223.77	336.71	186.46

SIC Code Index	100.00	114.95	141.81	164.90	173.82	181.45

APPROVAL OF ACCOUNTANTS

     Grant Thornton LLP, independent certified public accountants, have been auditors of the Company since 1983. The Board of Directors has recommended that the shareholders approve the reappointment of Grant Thornton LLP as the Company’s auditors for the current year.

     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

     The Board of Directors recommends that the shareholders vote “FOR” the proposal to approve the appointment of Grant Thornton LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2001.

     The following report, including the Audit Committee Charter, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent certified public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 relating to the accountant’s independence from the Company, has discussed with Grant Thornton LLP their independence from the Company, and has considered the compatibility of non-audit services with the accountant’s independence.

     The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix “A” to this Proxy Statement. Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of Nasdaq.

     Fees charged by Grant Thornton LLP for services rendered in auditing the Company’s annual financial statements for the most recent fiscal year and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, as well as the fees charged by Grant Thornton LLP for other professional services rendered during the most recent fiscal year are as follows: Audit fees — $48,000; Financial Information Systems Design and Implementation Fees — $0; and All Other Fees — $21,600.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

AUDIT COMMITTEE

John C. Heinmiller, Chairman Orwin L. Carter Joan L. Gardner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, the Company is not aware of any director or executive officer who failed to timely file any report required to be filed.

GENERAL

     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

     The Annual Report of the Company which includes the Company’s Annual Report on Form 10-K for the year ended June 30, 2001, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

By order of the Board of Directors,

/s/ James W. Bracke
James W. Bracke, President, CEO and Secretary

October 5, 2001

APPENDIX A

LIFECORE BIOMEDICAL, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the audit committee (“Committee”). The Committee shall be appointed by the Board and shall consist of at least three directors. The members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market. The Board shall also designate the Chairperson of the Committee.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and other constituents relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. Policies and procedures of the Committee should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, prior to the filing of the Company’s Annual Report on Form 10-K or prior to the distribution of the Company’s annual report to shareholders. Recommend to the Board of Directors that the annual audited financial statements be included in the Company’s Annual Report on Form 10-K.

3.	Review with management and the independent auditors the significant financial reporting issues and judgements made in connection with the preparation of the Company’s financial statements.

4.	After the independent auditors have completed their Statement on Auditing Standards No. 71 review, review with management and the independent auditors the Company’s quarterly earnings press release.

5.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

6.	Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board.

7.	Approve the audit fees to be paid to the independent auditors.

8.	Review annually the independent auditors’ annual communication regarding the auditor’s independence, as required by Standard No. 1 of the Independence Standards Board, discuss such communication with the auditor, and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the independence of the auditor.

9.	Evaluate the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors.

10.	Meet with the independent auditors prior to the audit to review the planning, staffing, and scope of the audit.

11.	Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

12.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

13.	Review with the independent auditors any significant problems, difficulties, or time pressure the auditor may have encountered during the audit and any significant management letter comments provided by the auditor, including the Company’s response to such comments. Such review should include: (a) any significant difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; and (b) any significant changes required in the planned scope of the audit.

14.	Pre-approve non-audit services provided by the independent auditors and consider whether such services are compatible with maintaining the auditor’s independence.

15.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

16.	Meet at least annually with the chief financial officer and the independent auditors in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

The Audit Committee shall make regular reports to the Board.

Indemnification

The Audit Committee members will be indemnified by the Company to the maximum extent provided under Minnesota law.

This Charter of the Audit Committee of the Board of Directors was approved by the Board of Directors of this Company on May 24, 2001.

LIFECORE BIOMEDICAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 15, 2001

Lifecore Biomedical, Inc.

3515 Lyman Boulevard, Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 15, 2001.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned hereby appoint James W. Bracke or Colleen M. Olson, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 15, 2001 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

See reverse for voting instructions.

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of director:	01 Ricard W. Perkins 02 John C. Heinmiller	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated
nominee, write the number(s) of the nominee(s) in the box provided to the right.)	For	Against	Abstain

2.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR ENDING JUNE 30, 2002.

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box
Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.